Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
The Fairchild Corporation:

We consent to the incorporation by reference in the registration statements (No. 33-38302, 333-49779, 333-62037, 333-97703, 333-82828, 333-16821, 333-70387, 333-70673, and 333-54158) on Forms S-8 of The Fairchild Corporation of our reports dated December 29, 2005, with respect to the consolidated balance sheets of The Fairchild Corporation and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of operations and other comprehensive income (loss), stockholders’ equity, and cash flows for the years ended September 30, 2005 and 2004, the three-month period ended September 30, 2003 and the year ended June 30, 2003, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, and the effectiveness of internal control over financial reporting as of September 30, 2005, which reports appear in the September 30, 2005, annual report on Form 10-K of The Fairchild Corporation.

Our report dated December 29, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2005, expresses our opinion that The Fairchild Corporation did not maintain effective internal control over financial reporting as of September 30, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states, that: (1) the Company did not have adequate resources in financial statement matters related to the accounting for complex and non-routine transactions in accordance with U.S. generally accepted accounting principles and (2) the Company did not have effective policies and procedures in place to review and approve the propriety of certain journal entries prepared at two of the Company’s subsidiaries.

/s/ KPMG LLP

McLean, Virginia
December 29, 2005